Exhibit 10.36

EXAGEN DIAGNOSTICS, INC.

October 7, 2011

Fortunato Ron Rocca

Dear Ron,

We are pleased to confirm our offer for you to join Exagen Diagnostics, Inc. as President & Chief Executive Officer, with a start date of October 17, 2011. This position will be based in our Albuquerque offices, and you will report to the Board of Directors. We are offering you an annual salary of $300,000, with a 50% potential bonus payment at the board’s discretion which would be prorated in your first partial year of 2011. Pending approval by the Exagen Board of Directors, you will also receive a stock option for 550,000 of Exagen’s common shares, to vest over our standard four year vesting including a one year cliff for the first year and monthly thereafter for 36 months beginning on the first anniversary date of your full-time employment, at a exercise price of $0.29 per share. Exagen will also guarantee that during the first year of your employment if the company ownership is restructured or recapitalized your total stock option grant will be maintained at five (5) percent of the fully diluted shares of the company.

You are eligible to participate in the Exagen benefits program, a summary of which we can send you under separate cover. Exagen currently has a safe harbor 401K plan and contributes an amount equal to 3% of your annual income into your 401K. There is no vesting period in the 401(k). In addition, you will accrue 160 hours of paid time off a year in addition to the ten holidays currently recognized by Exagen.

You will become eligible to participate in the Exagen benefits program on the first day of the month following your date of hire. With a start date of October 17, 2011, your eligibility date for benefits is November 1, 2011. You will receive the benefits enrollment information upon written acceptance of the offer.

Employment at Will: This letter is intended to communicate certain terms and conditions of employment with Exagen Diagnostics, Inc. but is not intended to be and should not be considered an employment contract. Your employment is not for a specific duration and may be terminated by you or Exagen Diagnostics, Inc. at anytime, for any reason or for no reason whatsoever, with or without notice and with or without cause unless otherwise specified by law. Your employment is “at will.” The “at will” status of your employment may not be altered except by a separate written contract signed by the Chairman of the Board of Exagen Diagnostics, Inc.

Ron, we look forward to working with you as a member of the Exagen team. We are excited about the contributions you will make to the success of our company. If you have any further questions, please do not hesitate to contact me.

Sincerely,	Accepted

/s/ Scott L. Glenn	/s/ Fortunato Ron Rocca
Scott L. Glenn Chairman & CEO	Fortunato Ron Rocca Date confirmed:

EXAGEN INC.

September 4, 2019

Re:	Offer Letter Amendment

Dear Ron:

We are providing you with this letter agreement (the “Letter Agreement”) to inform you that Exagen Inc. (the “Company”) is amending your offer letter with the Company, dated October 7, 2011 (as amended by this Letter Agreement, the “Offer Letter”), to provide for severance upon a qualifying termination of employment, subject to the terms and conditions set forth below.

1.

Severance Payment. Upon a termination of employment by the Company without Cause (as defined below), you will receive an amount equal to nine months of your base salary, as in effect on the date of termination (the “Severance Payment”), payable in a lump sum on the 30th day following the termination date. “Cause” means any of the following events that the Board of Directors of the Company has determined, in good faith, has occurred: (i) your failure to substantially perform your duties (other than a failure resulting from your disability), including your failure to follow any lawful directive from the Board of Directors of the Company; (ii) your violation of any code or standard of behavior generally applicable to employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its affiliates; (iv) your commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) your failure to devote substantially all of your working time to the business of the Company and its affiliates; (vi) your unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing your duties and responsibilities for the Company or any of its affiliates; (vii) your commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or your material breach of fiduciary duty against the Company or any of its affiliates; (viii) your engaging in misconduct in connection with the performance of any of your duties, including by embezzlement or theft from the Company or its affiliates, misappropriating funds from the Company or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its affiliates; or (ix) your active disloyalty to the Company or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information.

2.

General Release of Claims. As a condition to your receipt of the Severance Payment, you must execute, return, not rescind and comply with a general release of claims in a form prescribed by the Company.

3.	Code Section 409A.

a.

To the extent applicable, the Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”). Notwithstanding any provision of the Offer Letter to the contrary, in the event that following the date hereof, the Company determines that any compensation or benefits payable under the Offer Letter may be subject to Section 409A, the Company may adopt such amendments to the Offer Letter or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under the Offer Letter from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

b.

Any right under the Offer Letter to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in the Offer Letter, no compensation or benefits shall be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

c.

To the extent any reimbursements or in-kind benefits due to you under the Offer Letter constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

All terms and provisions of the Offer Letter not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter Agreement by signing a copy of this Letter Agreement and returning it to the Company as soon as practicable.

Sincerely,

Exagen Inc.

/s/ Kamal Adawi
By:	Kamal Adawi
Title:	Chief Financial Officer

Acknowledged, Accepted and Agreed:

/s/ Ron Rocca	September 4, 2019
Ron Rocca	Date